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                                                                      Exhibit 11

                             REVOLVING CREDIT NOTE

$2,500,000                                                    Chicago, Illinois
                                                              December 10, 1998

         FOR VALUE RECEIVED, Telecom Corporation of Chicago, an Illinois corporation (collectively, "Borrower") promises to pay to the order of American National Bank and Trust Company of Chicago ("Lender"), the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), at the office of Lender located at 120 South LaSalle Street, Chicago, Illinois 60603 or at such other place as the holder of this Note may appoint, plus interest thereon as set forth below.

         This Note is delivered by Borrower to Lender pursuant to and in accordance with the applicable provisions of that certain Loan and Security Agreement also dated December 10, 1998 by and among Borrower and Lender (the "Loan Agreement"). This Note is the "Note" evidencing the "Revolving Loan" referenced in the Loan Agreement. All capitalized terms not otherwise defined in this Note have the meanings ascribed to them in the Loan Agreement, the applicable provisions of which are by reference incorporated in and constitute a part of this Note.

         Borrower's Obligations under this Note shall bear interest from and after the Effective Date at the annual rate set forth in Article 4 of the Loan Agreement.

         All principal and interest payable on the unpaid principal balance due under this Note from time to time shall be paid in the manner set forth in
Article 4 of the Loan Agreement.

         All interest payments will be: (i) computed on the basis of a year consisting of 360 days; and (ii) charged for the actual number of days during the period for which interest is being charged.

         If any Obligations become past due, then, beginning automatically on the day immediately following the due date thereof, such Obligations shall bear interest at the Default Rate. Borrower shall pay all Default Rate interest to Lender immediately upon demand. In addition, if a payment of principal or interest to be made pursuant to this Note becomes past due for a period in excess of ten (10) days, Borrower shall pay on demand to Lender a late charge as set forth in Section 4.02(g) of the Loan Agreement.

         The occurrence of an Event of Default under the Loan Agreement will constitute a default under this Note. At the election of the holder of this Note, upon the occurrence of an Event of Default, the principal balance outstanding under this Note, and all accrued and unpaid interest thereon, shall be immediately due and payable in full. Failure to exercise the preceding acceleration option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, and such failure shall not establish a custom or course of dealing or performance between Borrower and Lender.

         Borrower may prepay this Note in whole or in part subject to the provisions of Section 4.02 of the Loan Agreement.

         Borrower shall pay all amounts due under this Note in accordance with the instructions therefor set forth in the Loan Agreement. Payment shall not be deemed to have been received by Lender until Lender is in receipt of good funds as provided in Section 4.02 of the Loan Agreement.


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         The proceeds of the loan evidenced by this Note shall be used solely for the purposes specified in Section 4(1)(c) of the Illinois Interest Act, 815 ILCS 205, et. seq., as amended, and the principal sum advanced is for a business loan which comes within the purview of such Section. Borrower agrees that the obligation evidenced by this Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C., Section 1601 et. seq.

         If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Borrower shall pay all costs of collection including reasonable attorneys' fees and court costs.

         Borrower waives presentment for payment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time before, at or after maturity, without in any way affecting the liability of Borrower under or any guarantor of this Note.

         All funds disbursed to or for the benefit of any Borrower will be deemed to have been disbursed in Chicago, Illinois. This Note shall be governed and construed in accordance with the laws and decisions of the State of Illinois (other than those which pertain to conflicts of law). This Note may not be changed or amended orally, but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

         This Note shall be binding upon Borrower, its respective successors and assigns, and shall inure to the benefit of the successors and assigns of Lender.

         Lender shall not for any purpose constitute a partner, joint venturer or agent of Borrower or in the conduct of Borrower's business.

         If any provision of this Note is ruled invalid by reason of the operation of any law, or by reason of the interpretation placed thereof by any court or any governmental authority, this Note shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions of this Note, and any and all other provisions of this Note which otherwise are lawful and valid shall remain in full force and effect.

         Borrower has executed this Note as of the day, month and year first written above.

                                                Telecom Corporation of Chicago,
                                                an Illinois corporation



                                                By: /s/ Christopher Walker
                                                   -----------------------------

                                                Its: Assistant Secretary
                                                    ----------------------------
                                                    Christopher Walker
                                                    Title:  Assistant Secretary